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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE COBALT GROUP, INC.
(A Washington Corporation)

Note No.
Amount: $2,000,000	September 7, 2001

UNSECURED PROMISSORY NOTE

    For value received The Cobalt Group, Inc., a Washington corporation ("Borrower"), unconditionally promises to pay to Warburg, Pincus Equity Partners, L.P., or its assigns, as agent (the "Agent"), for the Lenders (as defined in the Loan Agreement (as defined below)), the principal sum of Two Million Dollars ($2,000,000) with simple interest on the outstanding principal amount. The outstanding principal amount, together with all accrued and unpaid interest, shall be due and payable on September 7, 2003 (the "Maturity Date").

    1.  Interest.  The outstanding principal amount on this Unsecured Promissory Note (this "Note") shall bear interest at the rate of eight percent (8%) per annum and shall commence with the date hereof and shall continue on the outstanding principal until this Note is paid in full, in accordance with the terms hereof. Notwithstanding the foregoing, any amount outstanding under this Note shall bear interest from and after the Maturity Date at the rate of ten (10%) per annum. Any interest on this Note accruing after the Maturity Date shall accrue and be compounded monthly until the obligation of Borrower with respect to the payment of such interest has been discharged (whether before or after judgment).

    Payments.  Borrower may prepay all or any portion of this Note at any time without penalty. All payments shall be made to the Agent at its offices at 466 Lexington Avenue, New York, NY 10017, or at such other address as the Agent may specify in writing. All payments received from Borrower hereunder shall be applied first, to the payment of any expenses due to the Lenders pursuant to the terms of this Note, second, to the payment of interest accrued and unpaid on this Note, and third, to reduce the principal balance hereunder. Any payments of expenses, principal or interest shall be made in U.S. dollars.

    2.  Loan Agreement.  This Note is issued pursuant to the Loan Agreement, dated of even date herewith, among Borrower and the Agent (the "Loan Agreement"), and is subject to the provisions thereof. If any dispute arises between the terms of the Loan Agreement and the terms of this Note, the terms of the Loan Agreement shall prevail.

    3.  No Voting Rights.  This Note shall not entitle the Agent or the Lenders to any voting rights or other rights as a stockholder of Borrower.

    4.  Transfers.  This Note may be transferred only in compliance with applicable federal and state securities laws and only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Borrower. Thereupon, a new promissory note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. The Agent agrees to provide a form W-9 to Borrower on request.

    5.  Amendment; Waiver.  Any amendment hereto or waiver of any provision hereof may be made only with the written consent of Borrower and the Agent. This Note shall inure to the benefit of and bind the successors, permitted assigns, heirs, executors, and administrators of Borrower and the Agent. Failure of the Agent to assert any right herein shall not be deemed to be a waiver thereof.

    6.  Event of Default.  This Note shall become immediately due and payable upon the occurrence of an Event of Default (as defined below), whereupon (i) this Note and all such interest shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and (ii) the Agent, at its option, may proceed to enforce all other rights and remedies available to the Agent or the Lenders under applicable law. For purposes hereof, the occurrence of any of the following shall constitute an "Event of Default" under this Note:

      (a) the failure to make any payment of principal when due or any other amount payable hereunder within three business days of the date due under this Note or the breach of any other condition or obligation under this Note;

      (b) the filing of a petition by Borrower, or the filing of a petition against Borrower that is not dismissed within 60 days, under any provision of applicable bankruptcy or similar law; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of Borrower; or the failure of Borrower to pay its debts generally as they become due; or the making of a general assignment for the benefit of creditors by Borrower; or

      (c) the past or future making of any untrue representation or warranty by Borrower under or in connection with this Note, the Loan Agreement or any certificate, instrument or written statement delivered pursuant to the Loan Agreement.

    7.  Usury Savings Clause.  Each of Borrower, the Agent and the Lenders intend to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is each of Borrower's, the Agent's and the Lenders' express intention that Borrower not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 9 shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

    8.  Costs.  Borrower agrees to pay all reasonable costs of collection of any amounts due hereunder arising as a result of any default hereunder, including without limitation, attorneys' fees and expenses.

    9.  Governing Law.  This Note is made in accordance with and shall be construed under the laws of the State of New York, other than the conflicts of law principles thereof.

    10.  Waiver.  Borrower hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

    11.  Washington Statutory Notice.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

THE COBALT GROUP, INC.

/s/ JOHN W.P. HOLT By: John W.P. Holt Title: President and Chief Executive Officer

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THE COBALT GROUP, INC. (A Washington Corporation)
UNSECURED PROMISSORY NOTE